Exhibit 23.03

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the reference to our firm under the caption of “Experts” in the preliminary joint proxy statement/prospectus of Intersil Corporation and Xicor, Inc. that is made part of Amendment No. 1 to the Registration Statement (Form S-4 No. 333-114021) and related Prospectus of Intersil Corporation for the registration of 11,268,146 shares of its Class A common stock and to the incorporation by reference therein of our report dated January 28, 2004, with respect to the consolidated financial statements and schedule of Intersil Corporation included in its Annual Report (Form 10-K) for the year ended January 2, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Fort Lauderdale, Florida

May 6, 2004